Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 179521

MOODY NATIONAL REIT I, INC.
SUPPLEMENT NO. 7 DATED OCTOBER 11, 2013

TO THE PROSPECTUS DATED APRIL 24, 2013

This document supplements, and should be read in conjunction with, our prospectus dated April 24, 2013 relating to our offering of up to $1,000,000,000 in shares of our common stock, as supplemented by Supplement No. 4, dated July 24, 2013, Supplement No. 5, dated August 15, 2013, and Supplement No. 6, dated September 10, 2013. Terms used and not otherwise defined in this Supplement No. 7 have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 7 is to disclose:

  the status of our public offerings; and

  the commencement of our public offering in the State of Tennessee.

Status of Our Public Offerings

On February 14, 2012, we filed a registration statement on Form S-11 with the SEC to register a following-on public offering of up to $1,000,000,000 in shares of our common stock. On October 12, 2012, the Registration Statement for our follow-on public offering was declared effective by the SEC and our initial public offering automatically terminated. In our follow-on offering we are offering up to 90,000,000 shares of our common stock to the public at $10.00 per share and up to 10,526,316 shares of our common stock to our stockholders pursuant to our distribution reinvestment plan at $9.50 per share. As of October 10, 2013, we had accepted investors’ subscriptions for and issued 2,661,527 shares of our common stock in our public offerings, including 64,495 shares of our common stock issued pursuant to our distribution reinvestment plan, for net offering proceeds of $25,970,329.

We may continue our follow-on public offering until as late as October 12, 2015 (three years from the date of the commencement of our follow-on public offering), provided that, under rules promulgated by the SEC, in some circumstances we could continue our follow-on public offering until as late as April 9, 2016.

Commencement of Offering in Tennessee

As of October 10, 2013, we had satisfied the $25 million minimum offering requirement for the State of Tennessee through the sale of shares in our public offerings. As a result, our public offering of shares of common stock is now available to residents of Tennessee.